EXHIBIT 1




                                            For Release: IMMEDIATELY

                                            Contacts,
                                            Press --
                                            William H. McClave
                                            (415) 983-4087

                                            Investment Community--
                                            Ronald C. Petrunoff
                                            (415) 983-5503

                                            Transamerica Web Site
                                            http://www.transamerica.com



                         TRANS OCEAN CONSENT SOLICITATION

          PURCHASE, NEW YORK -- (November 14, 1996) -- Trans Ocean Con-tainer Corporation, an indirect subsidiary of Transamerica Corpo-ration, announced that it is soliciting consents from the holders as of the close of business on November 12, 1996 of its 12-1/4% Senior Subordinated Notes due 2004 to release Trans Ocean from its obligations under certain covenants contained in the Inden-ture governing the Notes. The expiration date for holders to deliver consents is 5:00 p.m., New York City time, November 26, 1996, unless extended.

          Trans Ocean has agreed to pay holders who deliver properly com-pleted, executed and dated consents to Georgeson & Co., Inc., the Information Agent, prior to the expiration date a consent pay-ment of $1.25 per $1,000 principal amount of Notes to which the consents relate. The right to receive such a consent payment is contingent upon sufficient consents being obtained to give effect to the proposed amendments to the Indenture and upon satisfaction of the conditions described in the Consent Solicitation State-ment, dated November 14, 1996, of Trans Ocean.

          Trans Ocean also announced that on November 12, 1996 Transamerica Finance Corporation, also a subsidiary of Transamerica Corpora-tion, unconditionally guaranteed Trans Ocean's payment of the principal of and any premium and interest on the Notes.
          Following execution of the guarantee, Moody's Investors Service and Standard & Poor's upgraded their ratings of the Notes to A2 and A+, respectively.

          Questions concerning the solicitation should be directed to Gold-man, Sachs & Co., the Solicitation Agents, at (800) 828-3128 (toll free). For additional copies of the Consent Solicitation Statement or the Consent, holders should contact the Information Agent at (212) 440-9800 (collect) or (1-800) 223-2064 (toll free).